Dennis J. Hawk

email: dennis@dhwk.com

December 8, 2015

Craig Brandman, M.D. Chief Executive Officer

StepOne Personal Health, Inc. 509 South Wall Avenue Joplin, Missouri 64801

Re:

Option/Regulation A Offering Statement

Dear Dr. Brandman:

This firm has acted as special counsel to StepOne Personal Health, Inc., a Delaware corporation (“Corporation”), in connection with the proposed sale (“Sale”) of certain shares of preferred stock of the Corporation (“Stock”) pursuant to the terms of a Regulation A Offering Statement on Form 1-A/A, Amendment No. 7 (“Transaction Document). Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in the Transaction Document.

We have made such inquiry of the officers of the Corporation and have examined such corporate and other records, documents, agreements and instruments, certificate of an officer of the Corporation and have examined such questions of law as we have deemed necessary for the purposes of this Opinion Letter. In rendering our opinions, we have relied, as to all questions of fact material to these opinions, upon certificates of public officials and officers of the Corporation. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether certified or not.

In rendering our opinions, we have reviewed and are relying on the following documents:

(A)

The Transaction Document;

(B)

Craig Brandman, M.D.

StepOne Personal Health, Inc.

The corporate book, including the Corporation’s Certificate of Incorporation, Certificate of Conversion, Bylaws, Certificate of Designation of Preferred Stock, and the minutes of the board of directors and shareholders contained therein;

(C)

A Certificate dated December 8, 2015 from David Clymer as the Secretary of the Corporation affirming certain factual matters related to the Corporation and the Sale;

The documents identified in clauses (A) through (C) above are collectively herein referred to as the “Documents.”

In rendering these opinions, we have assumed the following to be true:

(1)

The authenticity and completeness of all Documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies;

(2)

Regarding Documents executed by parties, that such parties (if they are corporations or limited liability companies) have the corporate or such other power to enter into and perform all obligations under those Documents, the due authorization by all requisite corporate or such other action of the execution, delivery, and performance of the Documents by such parties (if they are corporations or limited liability companies);

(3)

Physical delivery of the Documents where delivery is a prerequisite to their enforceability;

(4)

The capacity of all natural persons; and

(5)

The the Corporation has obtained all necessary permits to consummate the Sale as described in the Transaction Document, and is otherwise in compliance with all federal, state, and local laws applicable to it and its business.

We disclaim any responsibility for any changes that may have occurred with respect to the status of the Corporation, or any other factual matters addressed in the Certificates from and after the respective dates of the Certificates. We also assume that the Certificates from public officials and the records upon which they are based are accurate and complete.

Based on the foregoing, and in reliance on and subject to the assumptions, qualifications, exceptions, and limitations set forth in the letter, we are of the opinion that:

1.

Craig Brandman, M.D.

StepOne Personal Health, Inc.

The Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware. The Corporation has all requisite power and authority to own and operate its business as presently conducted and to own and hold the assets and properties used in connection therewith and to carry out its obligations under the Transaction Document.

2.

To our knowledge, the Stock intended to be issued as provided in the Transaction Document is free and clear of all liens, claims, and encumbrances of any kind, and, upon the delivery thereof to a Purchaser, such Purchaser will acquire good and valid title thereto, free and clear of all liens, claims, and encumbrances of any kind. Further, when sold, the Stock will be legally issued, fully paid and non-assessable.

3.

The Corporation has the full right, power, and authority to enter into and perform the obligations on its part to be performed as contained in the Transaction Document.

4.

The Corporation’s authorized preferred stock consists of 21,000 shares (“Preferred Shares”), of which no Preferred Shares are issued and outstanding on the date hereof and all Preferred Shares are intended to be issued and sold pursuant to the Transaction Document. The relative rights, restrictions, privileges and preferences of the Preferred Shares are stated in the Certificate of Designation of Preferred Stock as filed on October 29, 2015 by the Corporation. To the best of our knowledge and except as contemplated by the Transaction Document, the Corporation has no options, warrants or rights to purchase or acquire shares of its capital stock, authorized, issued or outstanding. To the best of our knowledge, there are no preemptive rights with respect to the issuance or sale of the Corporation’s capital stock, other than those imposed by the Corporation’s Certificate of Incorporation and by relevant federal and state securities laws.

5.

The execution, delivery and performance by the Corporation of the Documents have been duly authorized and approved by all necessary corporate action on the part of the Corporation; and the Documents constitute valid and binding obligations of the Corporation and each is enforceable in accordance with their respective terms. The execution, delivery and performance of the Documents will not violate any existing provision of law and will not conflict with, or result in a breach of any of the terms of, or constitute a default under the articles of incorporation or bylaws, each as amended to date, of the Corporation or of any contract, agreement or any other instrument known to us to which the Corporation is now a party or by which it may be bound.

The opinions expressed in this letter are qualified to the extent that the validity, binding effect, or enforceability of the Documents may be limited or affected by the following:

(1)

Craig Brandman, M.D.

StepOne Personal Health, Inc.

Bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, equity of redemption, or other similar statutes, laws, rules of law, or court decisions now or hereafter in effect affecting the rights of creditors generally;

(2)

General principles of equity and public policy under applicable law, including among other things, implied obligations of materiality, reasonableness, good faith, and fair dealing, and equitable principles that may limit or prohibit the specific enforceability of some remedies, covenants, or other provisions of the Documents or that may limit or prohibit the availability of specific performance, injunctive relief, or other equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(3)

Procedural requirements to be complied with at the time of enforcement, not otherwise reflected in the Documents, that may restrict or condition rights and remedies otherwise therein stated to be available.

This Opinion Letter is provided to you as a legal opinion and not as a guarantee of the matters discussed herein. Our opinions are limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

These opinions are rendered as of the date set forth above. We expressly disclaim any obligation to advise you of any changes in the circumstances, laws, or events that may occur after this date or otherwise to update these opinions.

A copy of this Opinion Letter is being delivered to the Corporation only in connection with the intended Sale as described in the Transaction Document.

Very truly yours, BUSINESS LAW GROUP